UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

December 17, 2008

EPICEPT CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-51290	52-1841431
(Commission File Number)	(IRS Employer Identification No.)

777 Old Saw Mill River Road Tarrytown, NY	10591
(Address of Principal Executive Offices)	(Zip Code)

(914) 606-3500
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.            Other Events

As previously disclosed in the Current Report on Form 8-K filed by the Registrant on June 23, 2008, EpiCept Corporation (the “Company”) amended certain terms in its senior secured loan agreement (the “Hercules Amendment”) with Hercules Technology Growth Capital, Inc. (“Hercules”) to provide Hercules with the right, between July 23, 2008 and December 23, 2008, to convert up to $1.9 million of the outstanding senior secured loan into shares of the Company’s common stock at a conversion price of $0.515 per share.

On December 17, 2008, Hercules, pursuant to the Hercules Amendment, converted a total of $100,000 in principal amount of the Company’s senior secured loan into 194,174 shares of the Company’s common stock. Hercules previously converted $1 million in principal amount of the Company’s senior secured loan into 1,941,748 shares of the Company’s common stock, as disclosed in the Current Report on Form 8-K filed by the Company on December 15, 2008, $500,000 in principal amount of the Company’s senior secured loan into 970,874 shares of the Company’s common stock, as disclosed in the Current Report on Form 8-K filed by the Company on October 8, 2008, and converted $250,000 in principal amount of the Company’s senior secured loan into 485,437 shares of the Company’s common stock, as disclosed in the Current Report on Form 8-K filed by the Company on October 15, 2008. After giving effect to the conversions into common stock, the remaining principal balance of the loan is approximately $7,000.

The Company issued a press release announcing the conversion on December 18, 2008. A copy of the press release is attached hereto and incorporated herein by reference as Exhibit 99.1

Item 9.01

(d) Exhibits

99.1	Press release of EpiCept Corporation, dated December 18, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPICEPT CORPORATION

By:	/s/ Robert W. Cook
Name:	Robert W. Cook
Title:	Chief Financial Officer

Date: December 18, 2008

EXHIBIT INDEX

No.	Description

99.1	Press release of EpiCept Corporation, dated December 18, 2008.

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